Exhibit 16

March 27, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read the section entitled “Changes in Accountants Item 9(d) of Reg 14A” of NSD Bancorp, Inc’s Proxy Statement dated March 25, 2003, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fourth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, PA